Exhibit 99.1

[Barclays Graphic]	745 Seventh Avenue New York, NY 10019 United States

June 29, 2017

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated May 3, 2017, to the Board of Directors of First Horizon National Corporation (the “Company”), as Annex C to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on June 29, 2017 (the “Registration Statement”), relating to the proposed business combination transaction between the Company, Capital Bank Financial Corp. and Firestone Sub, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinions of First Horizon’s Financial Advisors—Barclays Capital Inc.,” “The Mergers—Background of the Merger,” “The Mergers—First Horizon’s Reasons for the Merger; Recommendation of the First Horizon Board of Directors,” and “The Mergers—Opinions of First Horizon’s Financial Advisors—Barclays Capital Inc.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Jon Bernstein
Name:	Jon Bernstein
Title:	Managing Director